Exhibit 3.5

EXECUTION VERSION

FORE MERGER LLC

AMENDMENT NO. 1 TO

LIMITED LIABILITY COMPANY AGREEMENT

This Amendment No. 1 to Limited Liability Company Agreement (this “Amendment”) of Fore Merger LLC, a Delaware limited liability company (the “Company”), effective as of March 2, 2020 (the “Amendment Effective Date”) is made by Cott Holdings Inc., a Delaware corporation (“Holdings”), the sole Member of the Company, for the purpose of amending the terms of the limited liability company agreement of the Company.

RECITALS

WHEREAS, on January 11, 2020, Holdings, as the sole Member of the Company, entered into that certain Limited Liability Company Agreement of the Company (the “Original Operating Agreement”), and in connection therewith, the Company issued 100 Units in consideration for a contribution by Holdings to the Company of $100.00;

WHEREAS, on March 2, 2020, Holdings, Cott Corporation, a corporation organized under the laws of Canada, the Company, Fore Acquisition Corporation, a Delaware corporation, and Cott UK Acquisition Limited, a company incorporated in England and Wales (Company Number 07335818) under the laws of England and Wales and whose registered office is at C/O Aimia Foods Limited, Penny Lane, Haydock, St. Helens, England, WA11 0QZ, entered into that certain Five Party Agreement (the “Five Party Agreement”);

WHEREAS, capitalized terms used but not defined herein shall have their respective meanings set forth in the Original Operating Agreement;

WHEREAS, ARTICLE XIV of the Original Operating Agreement provides that the Original Operating Agreement may be amended by the affirmative vote of the holders of the majority of the then outstanding Units; and

WHEREAS, pursuant to and in accordance with ARTICLE II, Section 2.1(d) of the Five Party Agreement, Holdings, as the sole Member of the Company, desires to amend the Original Operating Agreement to reflect the issuance by the Company of 835,000 additional Units to Holdings.

EXECUTION VERSION

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained herein, Holdings, as sole Member of the Company, hereby agrees that, as of the Amendment Effective Date, the limited liability company agreement of the Company is amended as set forth as follows:

1.    Amendments.

a.	The first sentence of ARTICLE III, Section 1, of the Original Operating Agreement is amended and restated as follows:

“As of the Amendment Effective Date, the Company has 835,100 Units issued and outstanding and such Units are held by Cott Holdings Inc.”

b.	ARTICLE XI of the Original Operating Agreement is amended to add the following sentence at the end thereof:

“For U.S. federal income tax purposes, the Company is intended to be treated as disregarded as an entity separate from Holdings from and after the date of its formation, and each of the Company and Holdings agree to (i) not file any election or take any action that would result in the Company being not so treated, and (ii) file all tax returns and otherwise take all tax reporting positions consistent with such treatment.”

2.    Entire Agreement. This Amendment, together with the Original Operating Agreement, constitutes the entire agreement of the Members and the Board of Managers relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

3.    Governing Law. This Amendment is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Amendment and any provision of the Certificate or the Act, the applicable provision of this Amendment shall control, to the extent permitted by law. If any provision of this Amendment or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Amendment and the application of that provision shall be enforced to the fullest extent permitted by law.

4.    Interpretation. Titles or captions of Articles and Sections contained in this Amendment are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision hereof.

[Signature page follows.]

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date and year first above written.

COTT HOLDINGS INC., as sole Member

By:	/s/ Marni Morgan Poe
Name: Marni Morgan Poe
Title: Chief Legal Officer